UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SEMPRA ENERGY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg.  (S)  240.14a-101.

SEC  1913  (3-99)

Preliminary Copy

SEMPRA ENERGY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 4, 2006

Our Annual Meeting of Shareholders will be at The Hilton Costa Mesa, 3050 Bristol Street, Costa Mesa, California on Thursday, May 4, 2006 at 10:00 a.m., local time. The following matters will be considered and voted upon at the meeting:

1.	The election of four directors for a term of three years.

2.	Ratification of independent auditors.

3.	Articles amendment for the annual election of all directors.

4.	If properly presented at the meeting, a shareholder proposal regarding performance-based stock options.

5.	Such other matters that may properly come before the meeting.

Only our shareholders and their guests may attend the Annual Meeting. If your shares are registered in your name or held through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket is attached to the enclosed proxy card. If you plan to attend the meeting, please bring this ticket with you. It will admit you and a guest.

If you do not bring an admission ticket, you must establish your share ownership at our admission desk to be admitted to the meeting. If your shares are registered in your name, we will be able to verify your share ownership from our share register upon your presentation of appropriate identification. If your shares are not registered in your name (which is likely to be the case if they are held by a bank, brokerage firm, or other account custodian), your name will not appear in our share register and you must present proof of beneficial ownership of our shares (such as a brokerage statement showing shares held for your account) and appropriate identification to the admission desk.

To help us plan for the Annual Meeting, please check the attendance box on the enclosed proxy card if you plan to attend the meeting in person. Doors will open at 9:00 a.m.

Catherine C. Lee

Corporate Secretary

March 10, 2006

San Diego, California

The Board of Directors has fixed March 10, 2006 as the record date to determine shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement. Whether or not you plan to attend the Annual Meeting, please vote your shares promptly by completing and mailing the accompanying proxy or voting instruction or by submitting your vote over the Internet or by telephone. Please refer to “Voting Information—How You Can Vote” on page 4 of the accompanying Proxy Statement.

SEMPRA ENERGY

PROXY STATEMENT

We are soliciting proxies and voting instructions for our Annual Meeting of Shareholders to be held on May 4, 2006. We are doing so to give all shareholders an opportunity to vote on matters to be considered at the meeting. This proxy statement and the accompanying proxy or voting instruction card are being mailed to shareholders beginning March 21, 2006.

ABOUT SEMPRA ENERGY

We are a Fortune 500 energy services holding company with approximately 240,000 shareholders. Our shares are traded on the New York Stock Exchange under the symbol “SRE”. Our companies provide a wide spectrum of value-added electric and natural gas products and services to a diverse range of customers.

Sempra utilities, San Diego Gas & Electric Company and Southern California Gas Company, serve 23 million consumers from California’s Central Valley to the Mexican border. SDG&E serves 3.4 million consumers through 1.3 million electric meters and more than 800,000 natural gas meters in a service area that encompasses 4,100 square miles. SoCalGas, the nation’s largest natural gas distribution utility, serves 20 million consumers through 5.6 million meters in a service area that encompasses 23,000 square miles.

Sempra Global companies acquire, develop and operate infrastructure assets related to the production and distribution of energy and provide risk-management products and services:

•	Sempra Commodities—a wholesale and retail trader of physical and financial energy products, including natural gas, power, crude oil and other commodities, and a trader and wholesaler of metals.

•	Sempra Generation—owns and operates power plants, provides energy services and facilities management, and owns mineral rights in properties that produce petroleum and natural gas.

•	Sempra LNG—develops receipt facilities for the importation of liquefied natural gas.

•	Sempra Pipelines & Storage—develops and owns natural gas pipelines and storage facilities in the United States and Mexico, holds interests in companies that provide natural gas or electricity services to over 2.9 million customers in Argentina, Chile, Mexico and Peru, and owns and operates two small natural gas distribution utilities in the eastern United States.

Sempra Financial holds investments in tax-advantaged limited partnerships which own 1,300 affordable housing properties throughout the United States.

We are headquartered at:

101 Ash Street
San Diego, California 92101-3017

Telephone (toll-free)	(877) 736-7721
In San Diego	(619) 696-2034

COMPARATIVE TOTAL SHAREHOLDER RETURNS

The following graph compares the percentage change in the cumulative total shareholder return on our common stock for the period January 1, 2001 through December 31, 2005 with the performance over the same period of the Standard & Poor’s 500 Index and the Standard & Poor’s Utilities Index.

These returns were calculated assuming an initial investment of $100 in our common stock, the S&P 500 Index and the S&P Utilities Index on January 1, 2001 and the reinvestment of all dividends.

VOTING INFORMATION

Shares Outstanding

On March 10, 2006, our outstanding shares consisted of                      shares of common stock. A majority of these shares must be represented in person or by proxy to conduct the Annual Meeting.

Voting of Shares

All registered holders of our common stock at the close of business on March 10, 2006 are entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting. All shares represented by properly submitted proxies and voting instructions that are timely received, and not revoked or superseded, will be voted as specified.

You may vote shares that are registered in your name by signing and returning the enclosed proxy card or by attending the Annual Meeting and casting a ballot. You also may vote by submitting your proxy over the Internet or by telephone. Please refer to “How You Can Vote” on page 4.

Shares that you own through a brokerage firm, bank or other account custodian are usually registered in the name of the custodian or its nominee. You may vote these shares by signing and returning the enclosed voting instruction card instructing the registered owner how to vote the shares on your behalf. You also may submit your voting instructions over the Internet or by telephone. Please refer to “How You Can Vote” on page 4. If you do not specify how your shares are to be voted, the registered holder may be authorized to vote the shares in its own discretion on some or all of the matters to be considered at the meeting.

If you participate in our Employee Savings Plans your proxy card represents the number of shares held in your plan account, as well as any other shares that are registered in the same name. The proxy card will instruct the plan trustees how to vote your plan shares. If your voting instructions are not timely received by the trustees, your plan shares will be voted in the same manner and proportion as shares for which voting instructions are received from other plan participants.

If you participate in our Direct Stock Purchase Plan, your proxy card represents shares that you own through the plan as well as any other shares that are registered in the same name.

If you properly submit a proxy or voting instruction but do not specify how your shares are to be voted, they will be voted in accordance with the recommendations of our Board of Directors as set forth in this proxy statement and also on the enclosed proxy or voting instruction card. The proxy holders will vote at their discretion on any other matter that may properly come before the meeting.

Confidential Voting

Shareholders may elect that their identity and individual vote be held confidential. Confidentiality elections will not apply to the extent that voting disclosure is required by law or is appropriate to assert or defend any claim relating to voting. They also will not apply with respect to any matter for which votes are solicited in opposition to the director nominees or voting recommendations of our Board of Directors unless the persons engaged in the opposing solicitation provide shareholders with voting confidentiality comparable to that which we provide. Our Employee Savings Plans automatically provide confidential voting.

Required Votes

Directors are elected by a plurality of votes. Consequently, the nominees for the four director positions who receive the greatest number of votes at the Annual Meeting will be elected directors. Each share is entitled to one vote for each of the four director positions, but cumulative voting is not permitted. Shares for which votes are withheld for the election of one or more director nominees will not be counted in determining the number of votes cast for those nominees.

Shareholder approval of the proposal to amend our articles to provide for the annual election of all directors requires the favorable vote of the holders of two-thirds of our outstanding shares. Consequently, abstaining or otherwise failing to vote on the proposal would have the same affect as voting against it.

Shareholder approval of the other proposals to be considered at the meeting requires the favorable vote of a majority of the votes cast on the proposal, and the favorable majority vote must also represent more than 25% of our outstanding shares.

Under certain circumstances, brokers, banks and other registered holders of shares are prohibited from exercising discretionary voting authority for the beneficial owners of shares unless they have been provided with voting instructions. In cases of these “broker non-votes” and in cases where shareholders abstain from voting on a particular matter, these unvoted shares will be counted only for the purpose of determining if a quorum is present and not as votes cast.

How You Can Vote

You may vote your shares by signing the enclosed proxy or voting instruction card and returning it in a timely manner. Please mark the appropriate boxes on the card and sign, date and return the card promptly. A postage-paid return envelope is enclosed for your convenience.

Registered Shareholders, Direct Stock Purchase Plan and Employee Savings Plan Participants

If your shares are registered in your name or held through our Direct Stock Purchase Plan or Employee Savings Plans, you also may vote your shares over the Internet or by telephone. You may submit your proxy at any time (24 hours a day, seven days a week) over the Internet at the following address on the World Wide Web:

www.computershare.com/us/proxy

or by using a touch-tone telephone and calling the following toll-free number from anywhere in the United States or Canada:

1-800-652-8683

Proxies submitted over the Internet or by telephone must be received by 12:00 midnight, Eastern time, on Wednesday, May 3, 2006. However, proxies that include shares held in our Employee Savings Plans must be received by 9:00 a.m., Eastern time on Monday, May 1, 2006, to provide timely instructions for voting shares held in the plans.

Brokerage Firm and Bank Shareholdings

If your shares are held in an account at a brokerage firm or bank that participates in a voting program provided by ADP Investor Communication Services, you also may submit your voting instruction at any time (24 hours a day, seven days a week) over the Internet at the following address on the World Wide Web:

www.proxyvote.com

or by using a touch-tone telephone and calling from anywhere in the United States, the toll-free number shown on your voting instruction card.

If your shares are held through a broker, bank or other account custodian that does not participate in a voting program provided by ADP Investor Communication Services, you may vote your shares only by signing and timely returning the enclosed voting instruction card or providing other proper voting instructions to the registered owner of your shares.

* * * * * * *

There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, charged to you when you submit your proxy or voting instructions over the Internet. There are no charges to use telephone voting procedures. If you submit your proxy or voting instruction over the Internet or by telephone, you need not mail the enclosed card.

Your vote is important. Please vote your shares promptly

even if you plan to attend the Annual Meeting in person.

Revocation of Proxies and Voting Instructions

If you own shares that are registered in your name, you may revoke your proxy at any time before it is voted by timely submitting a written notice of revocation or a proxy bearing a later date, or by attending the Annual Meeting in person and casting a ballot.

If your shares are not registered in your name, you may revoke or change your voting instructions only by timely providing a proper notice or other proper voting instructions to the registered holder of your shares.

CORPORATE GOVERNANCE

Our business and affairs are managed and all corporate powers are exercised under the direction of our Board of Directors. The board establishes broad corporate policies and oversees the performance of the company and our chief executive officer and other officers to whom the board has delegated day-to-day business operations.

The board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. It has also adopted a Code of Business Conduct and Ethics for Directors and Officers, and officers are also subject to Business Conduct Guidelines that apply to all employees.

Several standing committees assist the board in carrying out its responsibilities. Each operates under a written charter adopted by the board.

Our governance guidelines, committee charters and codes of conduct are posted on our website at www.sempra.com. Printed copies may be obtained upon request by writing to: Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, CA 92101.

Board of Directors

Functions

In addition to its general oversight role, the Board of Directors performs a number of specific functions, including:

•	Selecting the chief executive officer and overseeing his or her performance and that of other senior management in the operation of the company.

•	Reviewing and monitoring strategic, financial and operating plans and budgets and their development and implementation by management.

•	Assessing and monitoring risks and risk management strategies.

•	Reviewing and approving significant corporate actions.

•	Reviewing and monitoring processes designed to maintain the integrity of the company, including financial reporting, compliance with legal and ethical obligations, and relationships with shareholders, employees, customers, suppliers and others.

•	Planning for management succession.

•	Selecting director nominees, appointing board committee members and overseeing effective corporate governance.

Director Independence

Our Corporate Governance Guidelines contemplate that substantially all of our directors will be independent. The Board of Directors annually reviews the independence of our directors and our governance guidelines also provide that no person (other than a current or former officer) will be appointed or nominated by the board as a director unless he or she would be independent.

Under our governance guidelines, a director is “independent,” only if the board affirmatively determines that he or she has no direct or indirect material relationship with the company. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

The board has established categorical standards and guidelines for evaluating director relationships. They specify particular relationships that by their nature or magnitude would preclude a conclusion of director independence. They also provide that relationships that arise solely from a director’s position as a director, limited partner or holder of less than a 10% equity interest in another company are immaterial for independence purposes. They additionally provide that transactions involving directors that do not require proxy statement disclosure are immaterial for independence purposes unless they constitute a specific independence disqualifying relationship.

The board’s independence principles and standards are derived from but are more rigorous than those adopted by the New York Stock Exchange. The board believes that the independence of all directors should be measured by identical independence standards rather than by applying less rigorous standards to directors who are not audit committee members as NYSE standards would permit. Accordingly, the board’s independence standards apply both the NYSE’s general independence standards and the NYSE’s additional, more, rigorous audit committee independence standards to all directors. The board’s standards also include more, rigorous independence-disqualifying relationships than those of the NYSE.

Applying these standards, the board has affirmatively determined that all of its non-officer directors are independent directors.

Board and Committee Meetings; Executive Sessions; Annual Meetings of Shareholders

At regularly scheduled board and committee meetings, directors review and discuss management reports regarding the company’s performance, prospects and plans as well as immediate issues facing the company. At least once a year the board also reviews management’s long-term strategic and financial plans and management’s expectations regarding strategic and financial issues that the company may face in the foreseeable future.

The Chairman of the Board establishes the agenda for each board meeting. Directors are encouraged to suggest agenda items and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at board and committee meetings are distributed in writing to the directors in advance of the meeting. Additional information also may be presented at the meeting.

An executive session of non-management board members is held at each regularly scheduled board meeting and any director may call for an executive session at any special meeting. During 2005, the board held six executive sessions. Executive sessions are presided over by the Chair of the Compensation Committee or, in the event of his or her absence, by the Chair of the Corporate Governance Committee.

During 2005, the board held 12 meetings and the committees of the board held 20 meetings. Directors, on an aggregate basis, attended over 97% of the combined number of these meetings and each director attended at least 80% of the combined number of meetings of the board and each committee of which he or she was a member.

The board also encourages attendance at the annual meeting of shareholders by all nominees for election as directors and all directors whose terms of office will continue after the meeting. Last year all but one director attended the annual meeting.

Evaluation of Board and Director Performance

Our Corporate Governance Committee annually reviews and evaluates the performance of the board. The committee assesses the board’s contribution as a whole and identifies areas in which the board or senior management believes a better contribution may be made. The purpose of the review is to increase the effectiveness of the board and the results are reviewed with the board and its committees.

The Board of Directors annually reviews the individual performance and qualifications of each director whose term of office will expire at the next annual meeting of shareholders and who may wish to be considered for nomination to an additional term. The evaluations are reviewed by the Corporate Governance Committee, which makes recommendations to the board regarding nominees for election as directors.

Evaluation and Compensation of the Chief Executive Officer

Our Compensation Committee annually evaluates the performance of our Chief Executive Officer and reports the results of its evaluation to the Board of Directors for its consideration. The evaluation is based principally upon objective criteria, including business performance, accomplishment of strategic and financial objectives, development of management and other matters relevant to the short-term and long-term success of the company and the creation of shareholder value. The results of the committee’s evaluation and the board’s consideration of the evaluation are communicated to our Chief Executive Officer and considered by the committee and the board in their deliberations with respect to his compensation. All determinations regarding his compensation are made by the committee subject to ratification by the board acting solely through the independent directors.

Succession Planning and Management Development

Our Compensation Committee annually reports to the Board of Directors on succession planning, including policies and principles for executive officer selection. In accordance with the board’s previously announced succession plan, Donald E. Felsinger succeeded Stephen L. Baum as Chairman of the Board and Chief Executive Officer upon Mr. Baum’s retirement from those positions on January 31, 2006 and December 31, 2005, respectively. Neal E. Schmale succeeded Mr. Felsinger as President and Chief Operating Officer and Mark A. Snell succeeded Mr. Schmale as Executive Vice President and Chief Financial Officer.

Director Orientation and Education Programs

Every new director participates in an orientation program and receives materials and briefings to acquaint him or her with our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to corporate facilities and other sources.

Board Access to Senior Management, Independent Auditors and Counsel

Directors have complete access to our independent auditors, and to senior management and other employees. They also have complete access to counsel, advisers and experts of their choice with respect to any issues relating to the board’s discharge of its duties.

Board Committees

Audit Committee	Compensation Committee	Corporate Governance Committee
James G. Brocksmith, Jr.,	William C. Rusnack,	William G. Ouchi,
Chair	Chair	Chair

Wilford D. Godbold, Jr.	Richard A. Collato	James G. Brocksmith, Jr.
William D. Jones	William G. Ouchi	Richard A. Collato
Richard G. Newman	William P. Rutledge	Richard G. Newman
William C. Rusnack		William P. Rutledge

Executive Committee	Technology Committee
Donald E. Felsinger,	William P. Rutledge,
Chair	Chair

James G. Brocksmith, Jr.	Donald E. Felsinger
William G. Ouchi	Wilford D. Godbold, Jr.
William C. Rusnack	William D. Jones
William P. Rutledge

Audit Committee

Our Audit Committee is comprised entirely of independent directors. It is directly responsible and has sole authority for appointing, compensating, retaining and overseeing the work of our independent auditors. The independent auditors report directly to the committee, which pre-approves all services that the auditors provide and prepares the report reprinted under the caption “Audit Committee Report.” The committee also assists the Board of Directors in fulfilling oversight responsibilities regarding:

•	The integrity of our financial statements.

•	Our compliance with legal and regulatory requirements.

•	Our internal audit function.

The Board of Directors has determined that each member of the Audit Committee is financially literate. It has also determined that Mr. Brocksmith, who chairs the committee, is an audit committee financial expert (as defined by the rules of the Securities and Exchange Commission) and his service on the audit committees of three other public companies does not impair his ability to serve effectively on our audit committee.

During 2005 the Audit Committee held eight meetings.

Compensation Committee

Our Compensation Committee is comprised entirely of independent directors. It assists the Board of Directors in the evaluation and compensation of executives. It establishes our compensation principles and policies, oversees our executive compensation program and prepares the report on executive compensation reprinted under the caption “Compensation Committee Report.” The committee has direct responsibility to:

•	Review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer.

•	Evaluate our Chief Executive Officer’s performance in light of these goals and objectives and approve (subject to ratification by the board acting solely through the independent directors) his compensation based on the committee’s performance evaluation.

•	Make recommendations to the board with respect to the compensation program for other executive officers, incentive compensation plans and equity-based plans.

During 2005, the Compensation Committee held four meetings.

Corporate Governance Committee

Our Corporate Governance Committee is comprised entirely of independent directors. It assists the Board of Directors with respect to corporate governance matters. The committee’s responsibilities include:

•	Identifying individuals qualified to become board members.

•	Recommending nominees for election as directors and the selection of candidates to fill board vacancies.

•	Recommending directors for appointment as members of board committees.

•	Developing and recommending corporate governance principles.

•	Overseeing the evaluation of the board.

The committee reviews with the board the skills and characteristics required of directors in the context of current board membership and develops and maintains a pool of qualified director candidates. It solicits the names of candidates from various sources, including board members and search firms, and considers candidates submitted by shareholders.

The committee reviews biographical data and other relevant information regarding potential board candidates, and may request additional information from the candidates or any other source and, if the committee deems it appropriate, interviews candidates, references of candidates and others who may assist in candidate evaluation. It evaluates all candidates in the same manner whether identified by shareholders or other sources.

In considering potential director candidates, the committee evaluates each candidate’s integrity, independence, judgment, knowledge, experience and other relevant factors to develop an informed opinion of his or her qualifications and ability and commitment to meet the board’s expectations for directors set forth in our Corporate Governance Guidelines.

The committee’s deliberations reflect the board’s requirement that all director nominees (other than current or former officers) must be independent and all directors must be financially literate or must become financially literate within a reasonable time after appointment or election to the board. They also reflect the board’s view regarding the appropriate number of directors and the composition of the board, including its belief that the membership of the board should reflect a diversity of experience, gender, race, ethnicity and age.

During 2005, the Corporate Governance Committee held six meetings.

Executive Committee

Our Executive Committee meets on call by the Chairman of the Board during the intervals between meetings of the Board of Directors when scheduling or other requirements make it difficult to convene the full board. The committee did not meet during 2005.

Technology Committee

Our Technology Committee:

•	Reviews the application of technology to our long-term strategic goals and objectives.

•	Reviews our major technology positions and strategies relative to emerging technologies.

During 2005, the Technology Committee held two meetings.

Shareholder Communications with the Board

Shareholders who wish to communicate with the board, non-management directors as a group, a committee of the board or a specific director may do so by letters addressed to the care of our Corporate Secretary. These letters are reviewed by the Corporate Secretary and relayed to the addressees consistent with a screening policy providing that routine items and items unrelated to the duties and responsibilities of the board not be relayed on to directors. Any communication that is not relayed on to directors is recorded in a log and made available to directors.

Shareholders who wish to submit the names of potential candidates for consideration as directors by the Corporate Governance Committee may do so by writing to the chair of the committee to the care of our Corporate Secretary. The letter should contain a statement from the candidate that he or she would give favorable consideration to serving on the board and include sufficient biographical and other information concerning the candidate and his or her qualifications to permit the committee to make an informed decision as to whether further consideration of the candidate would be warranted.

The address for these communications is: Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017.

Share Ownership Guidelines

Our Board of Directors has established share ownership guidelines for directors and officers to further strengthen the link between company performance and compensation. The guidelines set forth minimum levels of share ownership that our directors and officers are encouraged to achieve and maintain. For non-employee directors the guideline is ownership of a number of shares having a market value equal to four times the annual retainer. For officers, the guidelines are:

Executive Level	Share Ownership Guidelines
Chief Executive Officer	4 × Base Salary
President and Group Presidents	3 × Base Salary
Executive Vice Presidents	3 × Base Salary
Senior Vice Presidents	2 × Base Salary
Other Vice Presidents	1 × Base Salary

The guidelines are expected to be met or exceeded within five years from becoming a director or officer. For purposes of the guidelines, shares owned include phantom shares into which compensation is deferred and the vested portion of certain in-the-money stock options as well as shares owned directly or through benefit plans. All of our directors and officers meet or exceed the share ownership levels established by the guidelines. Information concerning their shareholdings is set forth under the caption “Share Ownership.”

Director Compensation

Directors who are not employees of Sempra Energy receive an annual base retainer of $40,000 and the following fees for each board or committee meeting that they attend:

Board Meetings	$1,000
Audit Committee Meetings
Chair	$3,000
Other Members	$1,500
Other Committee Meetings
Chair	$2,000
Other Members	$1,000

Directors also receive an additional $14,500 each quarter which is deferred into phantom shares of our common stock that are retained until retirement. They may also elect to receive the balance of their fees in shares or to defer the balance into an interest-bearing account, a phantom investment fund or phantom shares.

Upon becoming a director, each non-employee director is granted a ten-year option to purchase 15,000 shares of our common stock. At each annual meeting (other than the annual meeting that coincides with or first follows the director’s election to the board) each non-employee director who continues to serve as a director is granted an additional ten-year option for 5,000 shares. Each option is granted at an option exercise price equal to the fair market value of the option shares at the date of grant and becomes fully exercisable commencing with the first annual meeting following that date or upon the director’s earlier death, disability, retirement or involuntary termination of board service other than for cause.

Four non-employee directors who were directors of our predecessor companies are entitled to receive retirement benefits following the conclusion of board service and all but one have attained maximum years of service credit. The annual benefit is an amount equal to the sum of our then current annual retainer and ten times the then current board meeting fee at the time the benefit is paid. It commences upon the later of the conclusion of board service or attaining age 65 and continues for a maximum period not to exceed the director’s years of service as a director of the predecessor companies and up to ten years of service as a director of Sempra Energy. The actuarial equivalent of the total retirement benefit is paid to the retiring director in a single lump sum upon the conclusion of board service unless the director has elected to receive the annual benefit in lieu of a single lump sum payment.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of the five directors named below, all of whom have been determined by the board to be independent directors. The board has also determined that all members of the committee are financially literate and the chair of the committee is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission. The committee’s charter, adopted by the board, is reprinted as the appendix to this proxy statement and also is posted on the company’s website at www.sempra.com.

The committee’s responsibilities include appointing the company’s independent auditors, pre-approving both audit and non-audit services to be provided by the independent auditors and assisting the board in providing oversight to the company’s financial reporting process. In fulfilling its oversight responsibilities, the committee meets with the company’s independent auditors, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

It is not the committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s financial reporting process, accounting policies, internal audit function, internal accounting controls, and disclosure controls and procedures. The independent auditors, Deloitte & Touche LLP, are responsible for performing an audit of the company’s annual financial statements, expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles, expressing opinions as to the effectiveness of the company’s internal controls over financial reporting and management’s assessment of internal controls, and reviewing the company’s quarterly financial statements.

The committee has discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standards 61 (Communications with Audit Committees), which requires the independent auditors to provide the committee with information regarding the scope and results of their audit of the company’s financial statements, including information with respect to the independent auditors responsibilities under generally accepted auditing standards, significant accounting policies, management judgments and estimates, any significant audit adjustments, any disagreements with management and any difficulties encountered in performing the audit.

The committee has also received from Deloitte & Touche a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between the independent auditors and the company that in the professional judgment of Deloitte & Touche may reasonably be thought to bear on its independence. Deloitte & Touche also has discussed its independence with the committee and confirmed in the letter that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws. The committee also considered whether Deloitte & Touche’s provision of non-audit services to the company and its affiliates is compatible with its independence.

The committee has also reviewed and discussed with the company’s senior management the audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and management’s reports on the financial statements and internal controls. Management has confirmed to the committee that the financial statements have been prepared with integrity and objectivity and that management has maintained an effective system of internal controls. Deloitte & Touche has expressed its professional opinions that the financial statements conform with generally accepted accounting principles, management has maintained an effective system of internal controls and management’s report on internal controls is fairly stated. In addition, the company’s Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each will file with the Securities and Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.

Based on these considerations, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005.

AUDIT COMMITTEE

James G. Brocksmith, Jr., Chair

Wilford D. Godbold, Jr.

William D. Jones

Richard G. Newman

William C. Rusnack

February 15, 2006

SHARE OWNERSHIP

The following table shows the number of shares of our common stock beneficially owned at March 1, 2006 by each of our directors, by each of our current executive officers named in the executive compensation tables in this proxy statement, and by all of our directors and executive officers as a group. These shares, upon giving effect to the exercise of exercisable options, total approximately       % of our outstanding shares.

Name	Current Beneficial Holdings	Shares Subject To Exercisable Options (A)	Phantom Shares (B)	Total
James G. Brocksmith, Jr.		25,000

Richard A. Collato		45,000

Donald E. Felsinger

Wilford D. Godbold, Jr.		45,000

Edwin A. Guiles

William D. Jones		45,000

Richard G. Newman		20,000

William G. Ouchi		45,000

William C. Rusnack		25,000

William P. Rutledge		25,000

Neal E. Schmale

Mark A. Snell

Directors and Executive Officers as a group (15 persons)

(A)	Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(B)	Represents deferred compensation deemed invested in shares of our common stock. These phantom shares cannot be voted or transferred but track the performance of our shares.

Sempra Energy has approximately 240,000 shareholders. The only persons known to us to beneficially own more than 5% of our outstanding shares are Barclays Global Investors, N.A., 45 Fremont Street, San Francisco, California 94105, and USB AG, Bahnhofstrasse 45, Zurich, Switzerland. Barclay’s Global Investors has reported that as of December 31, 2005, it and related entities beneficially owned 13,995,912 shares (including 12,163,048 shares, for which they had sole voting power) for which they had sole dispositive power. UBS has reported that at December 31, 2005, it and related entities beneficially owned 13,244,016 shares for which they had shared dispositive power including 7,496,573 shares for which they had sole voting power. The shares reported as beneficially owned by Barclay’s Global and UBS represent       % and       %, respectively, of our shares outstanding at March 1, 2006.

Our employee savings and stock ownership plans held                     shares of our common stock (approximately       % of the outstanding shares) for the benefit of employees at March 1, 2006.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors consists of ten directors. The board currently is divided into three classes whose terms are staggered so that approximately one-third of our directors are elected at each Annual Meeting. Please refer to “Proposal 3: Articles Amendment to Provide for the Annual Election of All Directors” for a discussion of a proposal recommended by your board to declassify the board and phase in the annual election of all directors.

At the 2006 Annual Meeting four directors will be elected for three-year terms expiring 2009. The board has determined that each of its non-officer nominees for election as a director and each non-officer director whose term of office will continue after the Annual Meeting is an independent director. Information concerning the board’s independence standards is contained under the caption “Corporate Governance—Board of Directors—Director Independence.”

Nominees

The Corporate Governance Committee has recommended and the Board of Directors has nominated the following four individuals, all of whom are currently directors, for election as directors:

James G. Brocksmith, Jr.

Donald E. Felsinger

William D. Jones

William G. Ouchi

The proxies and voting instructions solicited by the board will be voted for these four nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board or the board may reduce the authorized number of directors. If you do not want your shares to be voted for one or more of these nominees, you may so indicate in the space provided on your proxy or voting instruction card.

Information concerning each director nominee and the directors serving unexpired terms that will continue after the Annual Meeting is shown below. The year shown as election as a director is that of first election as a director of Sempra Energy or its predecessors. Unless otherwise indicated, each director has held his or her principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Nominees for election for terms expiring in 2009:

James G. Brocksmith, Jr., 65, has been a director since 2001. He is an independent financial consultant and the former Deputy Chairman and Chief Operating Officer for the U.S. operations of KPMG Peat Marwick LLP. He is a director of AAR Corp., Alberto-Culver Co. and Nationwide Financial Services.

Donald E. Felsinger, 58, has been a director since 2004. He is the Chairman of the Board and Chief Executive Officer of Sempra Energy.

William D. Jones, 50, has been a director since 1994. He is the President and Chief Executive Officer and a director of CityLink Investment Corporation and City Scene Management Company. From 1989 to 1993, he served as General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Prior to joining The Prudential, he served as a San Diego City Council member from 1982 to 1987. Mr. Jones is a director of Southwest Water Company and the San Diego Padres baseball club, and a trustee of the Francis Parker School. He is a former director of The Price Real Estate Investment Trust and former Chairman of the Board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco.

William G. Ouchi, Ph.D., 62, has been a director since 1998. He is the Sanford and Betty Sigoloff Professor in Corporate Renewal in the Anderson Graduate School of Management at UCLA. Dr. Ouchi is a director of AECOM, Inc., FirstFed Financial Corp. and Water-Pik Technologies. He is a director of College Ready Public Schools, The Cardiovascular Tranplantation and Research Foundation and The Japanese American National Museum.

Directors whose terms expire in 2007:

Wilford D. Godbold, Jr., 67, has been a director since 1990. He is the retired President and Chief Executive Officer of ZERO Corporation, an international manufacturer primarily of enclosures and thermal management equipment for the electronics market. He is a director of K2, Inc. and Learning Tree International, a past President of the Board of Trustees of Marlborough School and a past Chairman of the Board of Directors of the California Chamber of Commerce and The Employers Group.

Richard G. Newman, 71, has been a director since 2002. He is the Chairman of AECOM Technology Corp. Mr. Newman is a director of Southwest Water Company and of 13 mutual funds under Capital Research and Management Company. He has been a member of the College of Fellows of the Institute for the Advancement of Engineering and a member of the Chief Executives Organization, American Society of Civil Engineers and National Society of Professional Engineers.

Neal E. Schmale, 59, has been a director since 2004. He is the President and Chief Operating Officer of Sempra Energy. He is also a director of Murphy Oil Corporation and WD-40 Company.

Directors whose terms expires in 2008:

Richard A. Collato, 62, has been a director since 1993. He is President and Chief Executive Officer of the YMCA of San Diego County. He is a former director of Y-Mutual Ltd., a reinsurance company, and The Bank of San Diego. Mr. Collato is a former trustee of Springfield College, and currently is a trustee of the YMCA Retirement Fund and Bauce Foundation, and a director of Micro Vision Optical, Inc., Project Design Consultants and WD-40.

William C. Rusnack, 61, has been a director since 2001. Until 2002 he was the President and Chief Executive Officer and a director of Premcor, Inc. Prior to 1998, he was an executive of Atlantic Richfield Company. He is also a director of Flowserve and Peabody Energy. He is a member of the American Petroleum Institute, the Dean’s Advisory Council of the Graduate School of Business at the University of Chicago and the National Council of the Olin School of Business at the Washington University in St. Louis.

William P. Rutledge, 64, has been a director since 2001. He was Chairman of Communications and Power Industries from 1999 to 2004. Prior to 1998, he was President and Chief Executive Officer of Allegheny Teledyne. He is also a director of AECOM, Inc. and First Federal Bank of California. He is a Trustee of Lafayette College and St. John’s Hospital and Health Center.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements and the effectiveness of our internal control over financial reporting for 2006. Representatives of Deloitte & Touche are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The following table shows the fees that we paid Deloitte & Touche for 2004 and 2005.

	2004		2005
	Fees	% of Total	Fees	% of Total
Audit Fees
Sempra Energy Consolidated Financial Statement and Internal Control Audit	$7,390,000		$6,025,000
Subsidiary, Statutory and Other Audits	2,937,000		3,045,000
SEC Filings and Related Services	156,000		161,000

Total Audit Fees	10,483,000	80%	9,231,000	80%

Audit-Related Fees
Employee Benefit Plan Audits	440,000		460,000
Accounting Consultation	304,000		332,000
Other Audit-Related Services	122,000		90,000

Total Audit-Related Fees	866,000	6%	882,000	8%

Tax Fees
Tax Planning and Compliance	1,585,000		1,089,000
Other Tax Services	244,000		281,000

Total Tax Fees	1,829,000	14%	1,370,000	12%

All Other Fees	-0-		-0-

Total Fees	$13,178,000		$11,483,000

The Audit Committee is directly responsible and has sole authority for appointing, compensating, retaining and overseeing the work of our independent auditors and pre-approves all audit and permissible non-audit services provided by Deloitte & Touche. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services, give detailed guidance to management as to the specific services that are eligible for general pre-approval and provide specific cost limits for each service on an annual basis. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the independent auditors’ independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

At the Annual Meeting, shareholders will be asked to ratify the appointment of Deloitte & Touche as our independent auditors for 2006. Ratification would be advisory only, but the Audit Committee would reconsider the appointment if it were not ratified. Ratification requires the favorable vote of a majority of the votes cast and the approving majority must also represent more than 25% of our outstanding shares.

YOUR BOARD OF DIRECTORS AND ITS AUDIT COMMITTEE

RECOMMEND THAT YOU VOTE “FOR” PROPOSAL 2

PROPOSAL 3: ARTICLES AMENDMENT FOR THE

ANNUAL ELECTION OF ALL DIRECTORS

The Board of Directors, upon the recommendation of its Corporate Governance Committee, has unanimously approved and recommends that shareholders approve an amendment to our Articles of Incorporation to provide for the annual election of all directors.

Our Articles of Incorporation currently divide the Board of Directors into three classes with directors elected for staggered three-year terms. Consequently, about one-third of our directors are elected by shareholders at each annual meeting. At prior annual meetings, our shareholders have approved proposals recommending that all directors be elected at each annual meeting. The amendment would implement that recommendation by declassifying the board and phasing in the annual election of all directors as the terms of incumbent directors expire.

The amendment would replace the board classification provision currently contained in our Articles of Incorporation with a provision that directors elected after the effective date of the amendment would hold office until the next annual meeting of shareholders and until a successor has been elected and qualified. Directors elected prior to the effective date of the amendment, including those elected at the 2006 Annual Meeting, would continue to hold office until the expiration of the staggered three-year terms for which they were elected. As the terms of incumbent directors expire, their successors as well as any directors elected to fill vacancies in the board would be elected for terms expiring at the next annual meeting. Consequently, about one-third of our directors would be elected at the 2007 annual meeting and two-thirds at the 2008 annual meeting. All of our directors would be elected at the 2009 Annual Meeting and each subsequent annual meeting.

Our Board of Directors and its Corporate Governance Committee regularly review our corporate governance practices to determine if they are in the best interests of shareholders. The committee historically has viewed our classified board as desirable to promote board continuity and stability and to encourage persons considering an acquisition of the company to negotiate with the board rather than pursue unilateral takeover proposals. The committee and the board continue to believe that these are important concerns; however, they have also considered the strong level of shareholder support for the annual election of all directors, and the views of annual election proponents that annual elections promote board accountability and classified boards may discourage favorable takeover proposals. Accordingly, upon recommendation of the committee, the board approved and recommends that shareholders approve the proposed amendment.

Approval of the amendment requires the favorable vote of the holders of not less than two-thirds of our outstanding shares. Consequently, abstaining or otherwise failing to vote on the amendment would have the same effect as a vote against its approval.

YOUR BOARD OF DIRECTORS RECOMMENDS

THAT YOU VOTE “FOR” PROPOSAL 3

PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING

PERFORMANCE-BASED STOCK OPTIONS

We have included the following shareholder proposal in this proxy statement in accordance with the Securities and Exchange Commission’s shareholder proposal rule. It is presented as submitted by the shareholder proponent whose name and address will be promptly provided to any shareholder who orally or in writing requests the information from our Corporate Secretary.

The shareholder proposal will be voted upon at the Annual Meeting only if properly presented by the shareholder proponent or the proponent’s qualified representative. To be approved by shareholders, the proposal must receive the favorable vote of a majority of the votes cast on the proposal and the approving majority must also represent more than 25% of our outstanding shares.

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST THE FOLLOWING SHAREHOLDER PROPOSAL

— Beginning of Shareholder Proposal —

Performance-Based Options Proposal

Resolved: That the shareholders of Sempra Energy (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-price options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our Company’s Board recommended against a similar proposal filed last year. The Corporate Library, an independent research firm providing corporate governance data, commented on this in an Analyst Alert entitled “Board Responses at Sempra Energy: a microcosm of misunderstanding executive pay,” March 3, 2005. This alert stated:

In response to a perfectly reasonable shareholder proposal that the company begin granting performance-based stock options, the Sempra Energy board responded in its latest proxy with this rebuttal … [The Alert then quotes three paragraphs of the Board’s argument against the Proposal.]

. . . .

What are we trying to achieve here? A true and proper link between pay and performance, or the delivery of a targeted level of compensation to executives regardless of performance?

. . . .

The proper job of a board, and particularly a compensation committee, is to drive performance through the use of efficiently designed incentive packages. It is not to design pay packages to achieve targeted levels of compensation.

We believe the use of performance-based options will help place a strong emphasis on rewarding superior corporate performance. We urge your support for this important executive compensation reform.

— End of Shareholder Proposal —

— The Board of Directors Position —

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST PROPOSAL 4

The Board of Directors and its Compensation Committee believe that this proposal is unnecessary and that its implementation would not be in the best interests of shareholders.

The underlying premise of the proposal is to ensure that our executives receive the benefit of equity-based incentives only when merited by the overall performance of the company. It is unnecessary because the company’s approach to executive compensation is already primarily based on company performance and its approach to equity-based compensation is heavily weighted toward performance-based restricted stock.

As described under the caption “Compensation Committee Report” the company emphasizes “pay-for-performance” with a substantial portion of total compensation reflecting corporate, business unit and individual performance and a greater portion of compensation placed at risk as levels of executive responsibilities increase. In addition, in recent years the company has placed increasing emphasis on performance-based restricted stock awards for long-term equity compensation and they now comprise about 80% of the estimated value of long-term incentive awards. As described under the caption “Executive Compensation—Performance-Based Restricted Stock Awards” these awards are subject to forfeiture and typically vest based only on the company’s total return to shareholders over a four-year period in comparison to that of market indexes and the performance of peer companies.

The balance of our long-term equity compensation, about 20% of the estimated value of long-term incentive awards, is in the form of stock options. They are granted at an exercise price that is not less than 100% of the fair market value of the option shares on the date the option is granted and the exercise price may not thereafter be reduced. Although they do not meet the proposal’s narrow definition of performance-based, these options have value to the executive only if the price of our shares increases over the market price at the date the option was granted. Thus, they too serve to align the interests of executives with those of shareholders.

Although the company has decreased its emphasis on stock options, the Board of Directors and the Compensation Committee believe that the company should continue to maintain the flexibility to determine the form of stock options that may be granted to executives and should not be limited to the narrow categories of options that the proposal characterizes as performance-based. A failure to maintain that flexibility could impair the company’s ability to provide competitive long-term incentive programs necessary to attract and retain executives of outstanding ability and to motivate them to achieve superior performance.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 4

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has the responsibility for establishing the company’s compensation principles and strategies and designing a compensation program for senior executive officers. It is comprised of the four directors named below, all of whom have been determined by the board to be independent under independence standards more rigorous than those established by the New York Stock Exchange.

The committee reviews and approves corporate goals and objectives relevant to the compensation of the company’s Chief Executive Officer, evaluates his performance in light of these goals and objectives and approves his compensation based upon that evaluation. The committee also makes recommendations to the board with respect to the compensation program for other executive officers, incentive compensation plans and equity-based plans.

The committee has sole authority for compensating and retaining consultants and advisors to assist the committee in performing its responsibilities. As its compensation consultants, the committee has retained Hewitt Associates an internationally recognized compensation and benefits consulting firm.

Compensation Principles and Strategies

In developing compensation principles and strategies, the Compensation Committee considers the current and prospective business environment for Sempra Energy and takes into account numerous factors, including:

•	The rapidly changing and increasingly competitive environment in which the company operates.

•	The need to attract and retain executives of outstanding ability and proven experience who demonstrate the highest standards of integrity and ethics.

•	The need to motivate executives to achieve superior performance.

•	The need to strongly link executive compensation to both annual and long-term corporate, business unit and individual performance.

•	The need to align the interests of executives and shareholders.

To reflect these factors and assist the company in realizing its objective of creating superior shareholder value, the committee has developed policies and programs that include the following elements:

•	An emphasis on total compensation and “pay-for-performance,” with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

•	An emphasis on performance-based incentives that closely align the interests of executives and shareholders.

•	An appropriate balance of short-term and long-term compensation to reward long-term strategic results and encourage share ownership.

•	An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of executive compensation as levels of responsibilities increase.

In accordance with these principles and strategies the committee establishes base salaries at competitive levels with those of companies of comparable size. It provides performance-based annual cash and equity-based long-term incentives that provide opportunities to earn total compensation at significantly higher levels for superior performance.

The committee also considers provisions of the Internal Revenue Code limiting to $1,000,000 the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for certain executive officers. The committee believes that tax deductibility is an important factor but only one factor to be considered in evaluating a compensation program. It believes competitive and other circumstances may require that the interests of the company and its shareholders are best served by providing compensation that is not fully tax deductible. Accordingly, the committee may continue to exercise discretion to provide base salaries or other compensation that may not be fully tax deductible to the company.

Compensation Program

The primary components of Sempra Energy’s compensation program are base salaries, annual cash incentive opportunities and long-term equity and equity-based incentive opportunities.

Base Salaries

Base salaries for executives are reviewed annually by the committee and generally targeted at the median of salaries at general industry companies of similar size. The committee believes that this strategy, along with annual and long-term incentive opportunities at general industry levels, allows the company to attract and retain top-quality executive talent.

Survey data for assessing base salaries are based upon companies in the Fortune 500 and size-adjusted based upon the company’s revenues using regression analysis. The committee believes that the company’s competitors for executive talent are not limited to energy companies, and the Fortune 500 appropriately reflects a broader group with which it competes to attract and retain highly skilled and talented executives.

Annual base salaries for executive officers are set taking into consideration the approximate mid-range of these salary data, individual performance and experience, executive responsibilities, market characteristics, succession planning and other pertinent factors.

Annual Incentives

Annual performance-based incentive opportunities are provided to executive officers through cash bonuses under an Executive Incentive Plan approved by shareholders. The plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer’s position and prospective contribution to the attainment of these goals, and no bonuses are paid unless a threshold performance level is attained for the year. Bonus opportunities increase for performance above the threshold level, with performance at targeted levels intended to produce bonuses at the mid-point of those for executives with comparable levels of responsibility at Fortune 500 companies.

Executive Incentive Plan bonuses for 2005 were based on an earnings target of $800 million, an increase of 22% over the earnings target for the prior year, with maximum bonuses for earnings of $900 million, an increase of 23% over the maximum performance threshold for the prior year. Bonuses for targeted earnings performance were set at levels ranging from 100% of base salary for the Chief Executive Officer to 45% of base salary for Vice Presidents, with maximum bonuses ranging from 200% to 90% of base salary, subject to discretionary adjustments by the Compensation Committee for extraordinary performance.

Earnings for 2005 were $920 million, exceeding that required for maximum bonuses. The committee also approved an increased bonus for Stephen L. Baum, who retired as Chief Executive Officer on December 31, 2005, in recognition of his leadership in obtaining an agreement to settle major litigation, his willingness to remain available for consultation during 2006, and the company’s overall strong position and outstanding financial performance. Bonus amounts are set forth under the caption “Executive Compensation—Compensation Summary.”

Long-Term Incentives

Long-term incentive opportunities are provided by performance-based awards under a Long-term Incentive Plan approved by shareholders. The plan permits a wide variety of equity and equity-based incentive awards to allow the company to respond to changes in market conditions and compensation practices. Long-term incentive awards are made annually and set at estimated grant date values ranging from 345% of base salary for the Chief Executive Officer to 90% of base salary for Vice Presidents.

Beginning in 2002, the Compensation Committee decreased its emphasis on stock options as incentive awards. Approximately 80% of the estimated value of 2005 long-term incentive awards was performance-based restricted stock with the balance in stock options. These awards are summarized under the captions “Executive Compensation—Stock Options” and “Executive Compensation—Restricted Stock.”

Evaluation and Compensation of the Chief Executive Officer

The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer. These are based primarily upon objective criteria, including business performance, accomplishment of strategic and financial objectives, development of management, and other matters relevant to the short-term and long-term success of the company and the creation of shareholder value.

The committee also annually evaluates the Chief Executive Officer’s performance in light of these criteria, reports the results of its evaluation to the board for its consideration, and communicates the results of the committee’s evaluation and the board’s consideration to him. Based upon this evaluation and subject to ratification by the board acting solely through the independent directors, the committee determines the Chief Executive Officer’s compensation level, including base salary and performance standards and awards under annual and long-term incentive plans. In determining the long-term component of his compensation, the committee considers the company’s performance and relative shareholder return, the value of incentive awards to chief executive officers at comparable companies and the awards granted in past years.

Evaluation and Compensation of Other Corporate Officers

The Compensation Committee also recommends a compensation program to the Board of Directors and oversees the evaluation and compensation of other members of the senior officer group.

In consultation with the Chief Executive Officer the committee reviews and approves the compensation level, including base salary and performance standards and awards under annual and long-term incentive plans for each member of the senior officer group. The committee also reviews the compensation of those corporate officers and other key management personnel who are not members of the senior officer group.

The committee also considers, from time to time, all aspects of the elements of compensation to all corporate officers, including benefits, short-term and long-term incentives.

Share Ownership Guidelines

The Compensation Committee believes that a commitment to significant share ownership by executives is an important element in aligning the interests of executives with those of shareholders. This belief has influenced the design of the company’s compensation plans and, in addition, the Board of Directors has established share ownership guidelines to further strengthen the link between company performance and compensation. These guidelines are summarized under the caption “Corporate Governance—Share Ownership Guidelines.”

COMPENSATION COMMITTEE

William C. Rusnack, Chair

Richard A. Collato

William G. Ouchi

William P. Rutledge

February 16, 2006

EXECUTIVE COMPENSATION

Compensation Summary

The table below summarizes, for the last three years, the compensation that we paid or accrued to each of the five named executive officers.

Summary Compensation Table

				Long-term Compensation
				Awards		Payouts
		Annual Compensation		Restricted Stock Awards (A)(B)(C)	Shares Underlying Stock Options	LTIP Payouts (A)(C)	All Other Compensation (D)
Name and Principal Position	Year	Salary	Bonus
Stephen L. Baum (E)	2005	$1,128,526	$3,000,000	$-0-	95,800	$-0-	$881,231
Chairman and	2004	$1,090,563	$2,183,400	$-0-	155,300	$-0-	$540,560
Chief Executive Officer	2003	$1,053,739	$2,159,400	$-0-	209,600	$-0-	$739,403

Donald E. Felsinger (E)	2005	$775,289	$1,242,100	$-0-	118,300	$-0-	$368,735
President and	2004	$704,366	$1,134,700	$-0-	98,200	$-0-	$329,939
Chief Operating Officer	2003	$630,823	$884,000	$-0-	101,800	$-0-	$217,901

Neal E. Schmale (E)	2005	$620,192	$869,400	$-0-	42,800	$-0-	$279,076
Executive Vice President	2004	$563,174	$787,800	$3,389,000	46,600	$-0-	$262,642
and Chief Financial Officer	2003	$499,328	$600,000	$-0-	62,000	$-0-	$223,704

Edwin A. Guiles	2005	$573,151	$803,500	$-0-	39,500	$-0-	$182,688
Group President—Sempra	2004	$553,742	$776,200	$-0-	64,000	$-0-	$170,043
Energy Utilities	2003	$532,515	$746,200	$-0-	86,000	$-0-	$156,431

Mark A. Snell (E)	2005	$443,461	$621,900	$-0-	30,600	$207,594	$68,815
President—Sempra Global	2004	$363,062	$459,300	$-0-	21,500	$171,741	$77,338
	2003	$311,677	$244,800	$-0-	28,800	$162,108	$113,600

(A)	Performance-based restricted stock awards are reported under the caption “Executive Compensation—Performance-Based Restricted Stock” in the year awarded and in the Summary Compensation Table as LTIP Payouts in the year the awards vest.

(B)	Represents the fair market value at the date of grant (without any deduction for forfeiture conditions or transfer restrictions) of shares subject to restricted stock awards that are not performance-based. Consists solely of a 100,000 share award to Mr. Schmale one-half of which will vest in 2008 and the remaining one-half in 2010 subject to continued employment and to earlier vesting upon a change of control and various other events.

(C)	The aggregate holdings/value of unvested shares of restricted stock held on December 31, 2005 were 451,413 shares/$20,241,375 for Mr. Baum; 277,061 shares/$12,423,406 for Mr. Felsinger; 258,680 shares/$11,599,193 for Mr. Schmale; 185,729 shares/$8,328,070 for Mr. Guiles; and 86,699 shares/$3,887,562 for Mr. Snell. These include additional shares purchased, at then fair market value, with dividends paid on restricted stock that become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate. In accordance with Mr. Baum’s employment agreement, all of his restricted stock became fully vested and all forfeiture conditions and transfer restrictions terminated upon his retirement on January 31, 2006.

(D)

All other compensation includes (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) executive medical, life and personal liability insurance premiums, (iii) financial and estate planning services, (iv) contributions to defined contribution plans and related supplemental plans, and (v) car allowances. The respective amounts for 2005 were $190,632, $552,452, $13,488, $110,359 and $14,300 for

Mr. Baum; $87,565, $192,414, $10,000, $64,455 and $14,300 for Mr. Felsinger; $62,942, $143,871, $10,000, $47,963 and $14,300 for Mr. Schmale; $517, $111,804 $10,000, $46,067 and $14,300 for Mr. Guiles; and $1,320, $43,198, $0, $9,998 and $14,300 for Mr. Snell.

(E)	Mr. Baum retired as Chief Executive Officer on December 31, 2005 and as Chairman of the Board on January 31, 2006. Mr. Felsinger has succeeded Mr. Baum as Chairman of the Board and Chief Executive Officer; Mr. Schmale has succeeded Mr. Felsinger as President and Chief Operating Officer; and Mr. Snell has succeeded Mr. Schmale as Executive Vice President and Chief Financial Officer.

Frank H. Ault is a Senior Vice President and the Controller of the company. His daughter is employed by a subsidiary of the company at a 2005 salary and bonus of approximately $75,000.

Stock Options

The following table shows information as to stock options granted during 2005 to our executive officers named in the Summary Compensation Table. All options were granted at an exercise price of 100% of the fair market value of the option shares on the date of the grant and for a ten-year term subject to earlier expiration following termination of employment. They become exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the date of grant, with immediate exercisability upon a change of control or various events specified in the executive’s employment or severance pay agreement.

Option Grants in 2005

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in 2005		Exercise Price ($/Share)		Expiration Date	Grant Date Present Value (A)
Stephen L. Baum	95,800	10.57%			$36.30	1-2-15		$779,812
Donald E. Felsinger	57,300 61,000	6.32 6.73	% %	$ $	36.30 44.64	1-2-15 12-5-15	$ $	466,422 540,460
Neal E. Schmale	42,800	4.72%			$36.30	1-1-15		$348,392
Edwin A. Guiles	39,500	4.36%			$36.30	1-1-15		$321,530
Mark A. Snell	30,600	3.38%			$36.30	1-1-15		$249,084

(A)	We used a modified Black–Scholes option pricing model to develop the theoretical values set forth in this column. Grant date present value per option share for the options granted at an exercise price of $36.30 was $8.14 based on the following assumptions: share volatility—27.75%; dividend yield—2.75%; risk-free rate of return—4.19%; and outstanding term—10 years. Grant date present value for the options granted at an exercise price of $44.64 was $8.86 based on the following assumptions: share volatility –20.48%; dividend yield 2.60%; risk-free rate of return 4.22%; and outstanding term—10 years.

The following table shows information as to the exercise of stock options during 2005 and unexercised options held on December 31, 2005 by our executive officers named in the Summary Compensation Table.

Option Exercises and Holdings

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End (A)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen L. Baum (B)	680,400	$14,123,923	1,506,625	494,275	$31,316,223	$8,224,986
Donald E. Felsinger	222,600	$4,953,174	852,610	328,950	$17,927,799	$4,287,736
Neal E. Schmale	96,700	$1,873,978	499,409	160,225	$10,333,887	$2,544,853
Edwin A. Guiles	100,000	$1,707,290	480,820	203,200	$9,918,839	$3,379,349
Mark A. Snell	-0-	$ -0-	19,775	61,125	$373,458	$792,162

(A)	The exercise price of outstanding options ranges from $19.06 to $44.64.

(B)	In accordance with Mr. Baum’s employment agreement, all of his stock options became fully vested and immediately exercisable upon his retirement on January 31, 2006 and remain exercisable throughout their original ten-year term.

Performance-Based Restricted Stock

The following table shows information as to performance-based restricted stock granted during 2005 to our executive officers named in the Summary Compensation Table.

Performance-Based Restricted Stock Awards in 2005

Name	Number of Restricted Shares	Performance Period Until Payout	Estimated Future Payouts (A)
Stephen L. Baum (B)	132,200	Four Years	$4,798,860
Donald E. Felsinger (C)	101,400	Four Years	$3,867,636
Neal E. Schmale	59,000	Four Years	$2,141,700
Edwin A. Guiles	54,500	Four Years	$1,978,350
Mark A. Snell	42,200	Four Years	$1,531,860

(A)	The estimated future payout amount represents the entire fair market value on the grant dates of the shares subject to the restricted stock award without any reduction for forfeiture conditions or transfer restrictions. The actual payout (if any) will depend upon the extent to which performance goals are achieved and upon the then fair market value of our common stock.

(B)	In accordance with Mr. Baum’s employment agreement, all of his restricted stock became fully vested and all forfeiture conditions and transfer restrictions terminated upon his retirement on January 31, 2006.

(C)	Mr. Felsinger received a grant of 79,000 shares in January 2005 and an additional grant of 22,400 shares in December 2005.

Performance-based restricted stock consists of shares of our common stock that are subject to forfeiture conditions and transfer restrictions that terminate upon the satisfaction of long-term performance criteria. During the performance period, the executive is entitled to vote the shares but they cannot be sold or otherwise transferred and dividends are reinvested to purchase additional shares, at then fair market value, which become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period (other than by death or retirement after attaining age 55) the restricted shares are forfeited to the company and canceled subject to earlier vesting upon a change of control or various events specified in the executive’s employment or severance pay agreement.

The forfeiture conditions and transfer restrictions on performance-based restricted stock granted during 2005 will terminate at the end of four-year performance periods if the company has then achieved a cumulative total return to shareholders for the applicable performance period that places it among the top 50% of the companies in the Standard & Poor’s Utility Index or the Standard & Poor’s 500 Composite Stock Price Index. If neither of these performance criteria is satisfied, the forfeiture conditions and transfer restrictions may be terminated as to a portion of the shares if the company’s cumulative total shareholder return for the four-year performance period is among the top 70% of the companies in the S&P Utility Index. They will terminate as to 80% of the shares for performance among the top 55% of the companies in the S&P Utility Index with the percentage of shares as to which the restrictions may terminate declining ratably to 20% for performance among the top 70% of the companies in the S&P Utility Index. Any performance-based restricted stock for which forfeiture conditions and transfer restrictions are not terminated as of the end of applicable performance period will be forfeited to the company and canceled.

Pension Plans

The following table shows the estimated single life annual pension annuity benefit to be provided to executive officers under our supplemental executive retirement plan (combined with benefits payable under our other pension plans in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

Pension Plan Table

($000’s)

	Years of Service
Pension Plan Compensation	5	10	20	30	40
$ 500	$100	$200	$300	$313	$325
$1,000	$200	$400	$600	$625	$650
$1,500	$300	$600	$900	$938	$975
$2,000	$400	$800	$1,200	$1,250	$1,300
$2,500	$500	$1,000	$1,500	$1,563	$1,625

Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service and are paid without any offset for Social Security benefits. Years of service for the executive officers named in the Summary Compensation Table are 21 years for Mr. Baum, 33 years for Mr. Felsinger, 8 years for Mr. Schmale, 33 years for Mr. Guiles and 5 years for Mr. Snell.

Messrs. Baum, Felsinger and Guiles are each entitled to pension benefits at the greater of that provided by our pension plans or that to which they would have been entitled under the pension plans (including a supplemental pension plan) of a predecessor company had those plans remained in effect. Under the predecessor plans and retirement after attaining age 62, they would each be entitled to a monthly pension benefit of 60% of final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years’ gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 61, and surviving spouse and disability benefits equal to 100% of pension benefits. Mr. Baum retired on January 31, 2006 and, pursuant to deferral elections made in 2003 and 2005, the lump sum actuarial equivalent of substantially all of his $ 178,880 monthly pension benefit was deferred for future receipt under the company’s deferred compensation plan.

Employment and Employment-Related Agreements

Stephen L. Baum

Stephen L. Baum retired as our Chief Executive Officer on December 31, 2005 and as our Chairman of the Board on January 31, 2006. In accordance with Mr. Baum’s employment agreement, upon his retirement all outstanding equity-based incentive compensation awards that had been granted to him immediately vested and became exercisable or payable and all restrictions on the awards immediately lapsed. Also in accordance with the agreement, for a period of five years the company will continue Mr. Baum’s participation in the company’s executive and personal liability insurance plans; will continue to match Mr. Baum’s charitable contributions in a matching amount not to exceed $20,000 in any calendar year; and will provide Mr. Baum with administrative support and services. Under the agreement, the company will also provide Mr. Baum’s family with financial planning services until two years after the death of Mr. Baum and his wife.

Donald E. Felsinger

We have a severance pay agreement with Donald E. Felsinger, who succeeded Mr. Baum as our Chairman of the Board and Chief Executive Officer, for an initial term ending on August 17, 2007 and subject to automatic one-year extensions on August 17, 2006 and on each August 17 thereafter unless we or Mr. Felsinger elect not to extend the term. The agreement provides for an annual base salary for Mr. Felsinger of not less than $750,000.

Mr. Felsinger’s severance pay agreement provides that if we were to terminate his employment (other than for cause, death or disability) or he were to do so for good reason, he would receive a lump sum payment equal to (i) the sum of his annual base salary and the greater of his target bonus for the year of termination or the average of the three years’ highest gross annual bonus awards in the five years preceding the year of termination, and in the event of termination within two years following a change in control such payment would be multiplied by two and (ii) a pro rata portion for the year of termination of the target amount payable under any annual incentive compensation awards for that year or, if greater, the average of the three years’ highest gross bonus awards paid to him in the five years preceding the year of termination. In addition, (i) all equity-based incentive compensation awards would immediately vest and become exercisable or payable and all restrictions on the awards would immediately lapse with any performance criteria assumed to have been achieved at target levels; (ii) all cash-based long-term incentive awards would be paid pro rata at target amounts; (iii) life, disability, accident and health insurance benefits would be continued for two years; and (iv) financial planning and outplacement services would be provided for two years, and an additional one year in the event of termination following a change in control. Mr. Felsinger’s agreement also provides for two additional years of age and service credit (three additional years in the event of termination within two years following a change in control) for purposes of the calculation of retirement benefits.

The agreement also provides that in the event we were terminate the Mr. Felsinger’s employment (other than for cause, death or disability) or he were to do so for good reason and he were to agree to provide consulting services to the company for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality, he would receive an additional lump sum payment equal to the sum of his annual base salary and the greater of his target bonus for the year of termination or the average of the three years’ highest gross annual bonus awards in the five years preceding the year of termination, and life, disability, accident and health insurance benefits would also be continued for an additional one year.

The agreement also provides for a gross-up payment to offset the effects of any excise taxes imposed on Mr. Felsinger under Section 4999 of the Internal Revenue Code.

Good reason is defined in the agreement to include an adverse change in Mr. Felsinger’s title, authority, duties, responsibilities or reporting lines; a reduction in his annual base salary or aggregate annualized compensation and benefit opportunities other than across-the-board reductions prior to a change in control that similarly affect all executives whose compensation is directly determined by the Compensation Committee; and a substantial increase in his business travel obligations. It also defines good reason to include a relocation of

Mr. Felsinger’s principal place of employment that occurs following a change in control. A change in control is defined to include the acquisition by one person or group of 20% or more of our share voting power; the election of a new majority of the board comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in our shareholders owning less than 60% of the voting power of the company or of the surviving entity or its parent; and approval by our shareholders of the liquidation or dissolution of the company.

Other Named Executive Officers

We also have a severance pay agreement with each of our three other executive officers named in the Summary Compensation Table. Each agreement is for a remaining term of two years, subject to automatic annual extensions for an additional year unless we or the executive elect not to extend the term.

The severance pay agreements provide that in the event we were to terminate the executive’s employment (other than for cause, death or disability) or the executive were to do so for good reason, the executive would receive (i) a lump sum cash payment equal to the executive’s annual base salary and the greater of the executive’s average annual bonus or average annual target bonus for the two years prior to termination; (ii) continuation of health insurance benefits for a period of one year; and (iii) financial planning and outplacement services for two years. If the termination were to occur within two years after a change in control of the company (i) the lump sum cash payment would be multiplied by two; (ii) an additional lump sum payment would be paid equal to the pro rata portion for the year of termination of the target amount payable under any annual incentive compensation award for that year or, if greater, the average of the three highest gross annual bonus awards paid to the executive in the five years preceding the year of termination; (iii) all equity-based incentive compensation awards would immediately vest and become exercisable or payable and any restrictions on the awards would automatically lapse; (iv) a lump sum cash payment would be made equal to the present value of the executive’s benefits under our supplemental executive retirement plan calculated on the basis of the greater of actual years of service and years of service that would have been completed upon attaining age 62 and applying certain early retirement factors, or in the case of Neal Schmale calculated with three additional years of age and service credits; (v) life, disability, accident and health insurance benefits would be continued for two years and (vi) financial planning and outplacement services would be provided for three years.

The agreements also provide that in the event we were to terminate the executive’s employment (other than for cause, death or disability) or the executive were to do so for good reason and the executive agrees to provide consulting services to Sempra Energy for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality, the executive would receive (i) an additional lump sum payment equal to the executive’s annual base salary and the greater of the executive’s target bonus for the year of termination or the average of the two or three highest gross annual bonus awards paid to the executive in the five years prior to termination and (ii) health insurance benefits would be continued for an additional one year.

The agreements also provide for a gross up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate to a senior executive of the company; a material reduction in the executive’s overall standing and responsibilities within the company; and a material reduction in the executive’s annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. Following a change in control of the company, good reason is defined to include an adverse change in the executive’s title, authority, duties, responsibilities or reporting lines; reduction in the executive’s annualized compensation opportunities other than across-the-board reductions of less than 10% similarly affecting all similarly situation executives of comparable rank; relocation of the executive’s principal place of employment by more than 30 miles; and a substantial increase in business travel obligations. A change in control is defined in the same manner as in the agreement with Mr. Felsinger that is summarized above.

GENERAL INFORMATION

Other Matters to be Voted Upon

We do not know of any matter that may be voted on at the Annual Meeting that is not described in this proxy statement other than shareholder proposals that have been excluded in accordance with the rules of the Securities and Exchange Commission. The holders of the proxies that we are soliciting are authorized to vote them in accordance with their best judgment on the excluded proposals and any other matter that may be voted on at the meeting as well as on matters incident to the conduct of the meeting.

Shareholder Proposals for the 2007 Proxy Statement

Any shareholder satisfying the Securities and Exchange Commission’s eligibility requirements who wishes to submit a proposal to be included in the proxy statement for our 2007 Annual Meeting of Shareholders should do so in writing to our Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017. We must receive the proposal by November 14, 2006 to consider it for inclusion in the proxy statement.

Director Nominees or Other Business for Presentation at Annual Meetings

Shareholders who wish to present director nominations or other business at an Annual Meeting must notify our Corporate Secretary of their intention to do so at least 60 days, but not more than 120 days, before the date corresponding to the date of the last annual meeting. The notice must also provide the information required by our bylaws.

The deadline for notification of these matters for the 2006 Annual Meeting has expired. The period for notification for the 2007 Annual Meeting will begin on January 4, 2007 and end on March 5, 2007. This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in our proxy statement that is described above or to questions a shareholder may wish to ask at the meeting.

Share Ownership Reporting

Our directors and executive officers are required to file with the Securities and Exchange Commission reports regarding their ownership of our shares. Based solely on a review of copies of the reports that have been furnished to us and written representations from directors and officers that no other reports were required, we believe that all filing requirements were timely met during 2005.

Other Information

Our consolidated financial statements are included in our Annual Report to Shareholders that is being mailed together with this proxy statement. Additional information regarding the company is included in our Annual Report on Form 10-K, which we file with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. We will furnish a copy of our 2005 Form 10-K (excluding exhibits) without charge to any shareholder who requests the report. The Form 10-K, other reports we file with the commission, and other information regarding the company are available on our website at www.sempra.com.

Shareholders may also obtain, without charge, a copy of our bylaws, corporate governance guidelines, codes of conduct and charters of our board committees. They are also available on our website at www.sempra.com.

Only one proxy statement and the accompanying Annual Report to Shareholders may be delivered to multiple shareholders who share the same address unless we receive contrary instructions from one or more of the shareholders. A shareholder at a shared address who does not receive but wishes to receive a separate set of these documents may request them, orally or in writing, from our Shareholders Services Department and we will promptly deliver them to him or her. Shareholders who share an address and are receiving multiple sets of these documents but who wish in the future to receive only one set should also call or write our Shareholder Services Department.

Requests to Shareholder Services relating to any of these documents may be submitted by calling (877) 736-7727 or writing to: Shareholder Services, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017.

Solicitation of Proxies

We will pay the cost of soliciting proxies. We have retained Morrow & Co., Inc. to assist us in the solicitation. Morrow & Co. may solicit proxies by mail, in person or by telephone at an estimated cost to us of $12,500 plus reimbursement of reasonable out-of-pocket expenses. Our employees may also solicit proxies on behalf of the Company.

This Notice of Annual Meeting and Proxy Statement are sent by order of the Sempra Energy Board of Directors.

Catherine C. Lee

Corporate Secretary

Dated: March 10, 2006

APPENDIX

Sempra Energy

Audit Committee Charter

The Audit Committee is a committee of the Board of Directors of Sempra Energy. Its charter was adopted by the board on December 2, 2003 and amended through November 8, 2005.

I

Purpose

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling the board’s oversight responsibilities regarding:

•	The integrity of the corporation’s financial statements.

•	The corporation’s compliance with legal and regulatory requirements.

•	The independent auditor’s qualifications and independence.

•	The performance of the corporation’s internal audit function and independent auditor.

The committee also prepares the committee report as required by the rules of the Securities and Exchange Commission to be included in the corporation’s proxy statement.

The committee’s responsibilities are limited to oversight. Management of the corporation is responsible for the corporation’s financial statements, including the estimates and judgments on which they are based, as well as the corporation’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the corporation’s annual financial statements, expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles and reviewing the corporation’s quarterly financial statements. It is not the responsibility of the committee to plan or conduct audits or to determine that the corporation’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

Each member of the committee is entitled to rely on the persons within the corporation and the professionals and experts (including the independent auditor and the corporation’s internal auditor) from which the committee receives information and upon the accuracy of the financial and other information they provide to the committee.

The members of the committee are not auditors and in fulfilling their responsibilities under this charter are not expected to follow the policies or procedures of independent or internal auditors. In particular, the term “review” as used in this charter is not intended to have the meaning set forth in Statement of Accounting Standards No. 71 (which defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors) and should not be interpreted to suggest that the committee members should follow the procedures required of auditors.

II

Structure

2.1	Membership

The committee consists of no fewer than three members of the board. The committee’s members, including its chair, are appointed by the board upon the recommendation of the board’s Corporate Governance Committee. The board, upon such recommendation, also may appoint one or more additional members of the board as alternate members of the committee to replace any absent member at any committee meeting.

Members of the committee are not required to be financial, accounting or auditing professionals and, consequently, some members or alternate members may not be expert in financial matters or in matters involving accounting or auditing. However, each member and alternate member must be “independent” and “financially literate” and at least one member must be an “audit committee financial expert” within the meaning of the corporation’s Corporate Governance Guidelines and the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission.

No member or alternate member of the committee may simultaneously serve on the audit committee of more than two other public companies, unless the board has affirmatively determined that such simultaneous service would not impair his or her ability to serve effectively on the committee and such determination is disclosed in the corporation’s proxy statement.

All committee members and alternate members serve at the pleasure of the board and any member or alternate member may be removed, with or without cause, by the board.

2.2	Power and Authority

In addition to the powers and responsibilities expressly delegated to the committee in this charter, the committee may exercise any other powers and carry out any other responsibilities from time to time delegated to it by the board. The committee also may conduct or authorize investigations into any matter within the scope of the duties and responsibilities delegated to the committee.

The powers and responsibilities delegated to the committee may be exercised in any manner the committee deems appropriate (including delegation to subcommittees) and without any requirement for board approval except as otherwise specified in this charter or the board’s delegation. Any decision by the committee, including any decision to exercise or refrain from exercising any of its delegated powers, is at the committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the committee may exercise all the powers and authority of the board and, to the fullest extent permitted by law, has the authority to determine which matters are within the scope of its delegated authority.

The committee has the authority to retain and compensate independent counsel, consultants and other experts and advisors (accounting, financial or otherwise) and also may use the services of the corporation’s regular counsel or other advisors to the corporation. The corporation will provide appropriate funding, as determined by the committee, for payment of compensation to the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any experts or advisors retained by the committee and for payment of ordinary administrative expenses of the committee.

2.3	Procedures

The committee will determine its own rules of procedure with respect to the call, place, time and frequency of its meetings. In the absence of such rules, the committee will meet at the call of its chair as appropriate to accomplish the purposes of the committee, but the committee will meet on a regularly scheduled basis at least once each quarter and periodically meet separately with management, with the internal auditor, with the independent auditor and with the chief legal officer.

A majority of the members of the committee will constitute a quorum for the transaction of business. Notice of meetings of the committee will be given as provided in the corporation’s bylaws.

Directors who are not members of the committee may attend and observe meetings of the committee, but shall not be entitled to vote. The committee may, at its discretion, include in its meetings members of management, representatives of the independent auditor, the internal auditor, any other accounting or professional personnel employed or retained by the corporation or any other person whose presence the committee believes to be desirable and appropriate. Notwithstanding the foregoing, the committee may exclude from its meetings any non-member who it deems appropriate to exclude.

The chair of the committee will report on the committee’s activities to the board at appropriate times and as otherwise requested by the chairman of the board.

2.4	Committee Secretary

The secretary of the corporation will act as the committee’s secretary. The secretary will attend all meetings; keep minutes of the committee’s proceedings; advise members of all meetings; arrange with the committee chair or other convening authority for preparation and distribution of committee agenda and supporting material for each meeting; at the direction of the committee chair, make logistical and other arrangements for each meeting; and carry out other functions as may be assigned from time to time by the committee.

III

Duties and Responsibilities

3.1	Interaction with the Independent Auditor

(a)	Appointment and Oversight. The committee is directly responsible and has sole authority for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the corporation, and the independent auditor reports directly to the committee.

(b)	Pre-Approval of Services. Before the independent auditor is engaged by the corporation or its subsidiaries to render audit or non-audit services, the committee will pre-approve the engagement. Committee pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the committee that are detailed as to the particular service, do not include delegation of the committee’s responsibilities under the Securities Exchange Act of 1934 to the corporation’s management, and the committee is informed of each service provided. The committee may delegate to one or more designated members of the committee the authority to grant pre-approvals, provided such approvals are presented to the committee at a subsequent meeting. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the Securities and Exchange Commission.

(c)	Independence of the Independent Auditor. The committee will, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the corporation. In conducting its review:

(i)	The committee will obtain and review a report prepared by the independent auditor describing:

•	The auditing firm’s internal quality-control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

(ii)	The committee will discuss with the independent auditor its independence from the corporation, and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the corporation, consistent with Independence Standards Board Standard 1, and consider the impact that any relationships or services may have on the objectivity and independence of the independent auditor.

(iii)	The committee will confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the Securities and Exchange Commission.

(iv)	The committee will, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the corporation is compatible with maintaining the independence of the independent auditor.

3.2	Annual Financial Statements and Annual Audit

(a)	Meetings with Management, the Independent Auditor and the Internal Auditor. The committee will:

(i)	Meet with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

(ii)	Review and discuss with management and the independent auditor:

•	Major issues regarding accounting principles and financial statement presentation, including any significant changes in the corporation’s selection or application of accounting principles, and major issues as to the adequacy of the corporation’s internal controls and any special audit steps adopted in light of material control deficiencies.

•	Analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the corporation’s financial statements, including analyses of the effects of alternative generally accepted accounting principles on the corporation’s financial statements.

•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the corporation’s financial statements.

(iii)	Review and discuss the annual audited financial statements with management and the independent auditor, including the corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(b)	Separate Meetings with the Independent Auditor. In separate meetings with the independent auditors, the committee will:

(i)	Review with the independent auditor any problems or difficulties the auditor may have encountered during the course of its audit work, including any restrictions on the scope of its activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the committee should consider reviewing with the independent auditor are:

•	Any accounting adjustments that were noted or proposed by the independent auditor but were “passed” as immaterial or otherwise.

•	Any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement.

•	Any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the corporation.

The committee will obtain from the independent auditor assurances that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated.

(ii)	Discuss with the independent auditor the report that the auditor is required to make to the committee regarding:

•	All accounting policies and practices to be used that the independent auditor identifies as critical.

•	All alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditor.

•	Other material written communications between the independent auditor and management of the corporation, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement and independence letters, schedule of unadjusted audit differences and any listing of adjustments and reclassifications not recorded.

(iii)	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

(iv)	Discuss the responsibilities, budget and staffing of the corporation’s internal audit function.

(c)	Recommendation to Include Financial Statements in Annual Report. The committee will, based on the review and discussions in paragraphs 3.2 (a)(iii) and 3.2 (b)(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to paragraph 3.1 (c)(ii) above, determine whether to recommend to the board that the audited financial statements be included in the corporation’s annual report on Form 10-K for the fiscal year subject to the audit.

3.3	Quarterly Financial Statements

The committee will review and discuss the quarterly financial statements with management and the independent auditor, including the corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

3.4	Internal Audit

(a)	Appointment. The committee will approve the appointment and replacement of the internal auditor.

(b)

Separate Meetings with the Internal Auditor. The committee will meet periodically with the corporation’s internal auditor to discuss the responsibilities, budget and staffing of the corporation’s internal audit function and any issues that the internal auditor believes warrant audit committee attention. The committee will discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

3.5	Other Duties and Responsibilities

(a)	The committee will discuss with management and the independent auditor the corporation’s earnings press releases (with particular focus on any use of “pro forma,” “adjusted” or other “non-GAAP” financial information), as well as financial information and earnings guidance provided to analysts and rating agencies. The committee’s discussion in this regard may be general in nature (a discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the corporation may provide earnings guidance.

(b)	The committee will discuss with management and the independent auditor any related-party transactions brought to the committee’s attention which could reasonably be expected to have a material impact on the corporation’s financial statements.

(c)	The committee will discuss with management and the independent auditor any correspondence that is brought to its attention from or with regulators or governmental agencies, or any published reports that raise material issues regarding the corporation’s financial statements, financial reporting processes, accounting policies or internal audit functions.

(d)	The committee will establish procedures for the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal accounting controls or auditing matters and also establish procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(e)	The committee will discuss with the corporation’s chief legal officer any legal matters brought to the committee’s attention that could reasonably be expected to have a material impact on the corporation’s financial statements and periodically will meet separately with the chief legal officer to discuss legal matters and with the chief compliance officer to discuss compliance matters.

(f)	The committee will discuss with management the corporation’s policies with respect to risk assessment and risk management, significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

(g)	The committee will set clear hiring policies for employees or former employees of the corporation’s independent auditor.

(h)	The committee will consider whether the corporation should adopt a rotation of the annual audit among independent auditing firms.

(i)	The committee will provide the corporation with the report of the committee with respect to the audited financial statements for inclusion in the corporation’s proxy statement.

(j)	The committee, through its chair, will report regularly to, and review with, the board any issues that arise with respect to the quality or integrity of the corporation’s financial statements, the corporation’s compliance with legal or regulatory requirements, the performance and independence of the corporation’s independent auditor, the performance of the corporation’s internal audit function or any other matter the committee determines is necessary or advisable to report to the board.

IV

Communications from Shareholders, Employees and Others

Shareholders, employees and other interested persons who wish to communicate with the committee (including communicating complaints regarding the corporation’s accounting, internal accounting controls or auditing matters) may do so by writing to the committee care of the corporation’s Corporate Secretary. Letters will be reviewed by the Corporate Secretary and relayed to the chair of the committee if the subject matter is within the duties of the committee, in a manner consistent with the screening policies adopted by the board. Employees may also submit concerns regarding questionable accounting or auditing matters by calling the corporation’s Ethics Helpline at 800-241-5689 on a confidential and anonymous basis.

V

Committee Self-Evaluation and Charter Review

The committee will evaluate its own performance on an annual basis, including its compliance with this charter. It will also review this charter and provide the board with any recommendations for changes in the charter or in policies or other procedures governing the committee.

VI

Charter Availability

This charter will be posted on the corporation’s investor website, and the posting and the availability of printed copies to requesting shareholders will be published in the corporation’s Annual Report on Form 10-K. It will also be included as an appendix to the corporation’s proxy statement no less frequently than every four years.

Annual Meeting Admission Ticket

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2006 Annual Meeting of

Sempra Energy Shareholders

Thursday, May 4, 2006 • 10:00 a.m.

The Hilton Costa Mesa

Costa Mesa, California

Upon arrival, please present this

admission ticket and photo identification

at the registration desk.

ADD 5
ADD 6

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Sempra Energy Annual Meeting Proxy Card	123456	C0123456789	12345

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR Items 1, 2 and 3 and AGAINST Item 4.		+
C 1234567890 J N T

A Proposals

The Board of Directors recommends a vote FOR the Election of Directors.

1. Election of Directors:

☐	To Vote FOR All Nominees	☐ To WITHHOLD Vote From All Nominees	B Options

☐	For All Except -	To withhold a vote for a specific nominee, mark this box with an X and the appropriately numbered box from the list on the reverse side.	Please mark this box with an X if you plan to attend the Annual Meeting in person.	☐

		01 - ☐ 02 - ☐ 03 - ☐ 04 - ☐	Please mark this box with an X if you want confidential voting.	☐

The Board of Directors recommends a vote FOR Proposals 2, and 3.

	For	Against	Abstain	Please mark this box with an X if you receive more than one Annual Report and do not wish to receive extra copy(ies). This will not affect the distribution of dividends or proxy statements. ☐
2. Ratification of Independent Auditors	☐	☐	☐
3. Articles Amendment for the Annual Election of all Directors	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 4.				Please mark this box with an X if your address has changed and print the new address below. ☐

	For	Against	Abstain	_____________________________________
4. Shareholder Proposal Regarding Performance-Based Stock Options	☐	☐	☐	_____________________________________
_____________________________________

C    Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

■	5 U P X	C O Y	+

2006 ANNUAL MEETING OF SHAREHOLDERS

ADMISSION TICKET

Thursday, May 4, 2006 • 10:00 a.m.

The Hilton Costa Mesa

Costa Mesa, California

ADMIT ONE SHAREHOLDER AND GUEST

YOUR VOTE IS IMPORTANT:

Even if you plan to attend the Annual Meeting in person

please vote your shares.

Doors will open at 9:00 A.M.

Cameras, tape recorders and similar devices will not be allowed in the meeting rooms.

Annual Meeting of Shareholders — May 4, 2006

Solicited on Behalf of the Board of Directors

DONALD E. FELSINGER, JAVADE CHAUDHRI and CATHERINE C. LEE, jointly or individually and with full power of substitution, are authorized to represent and vote the shares of the undersigned at the 2006 Annual Meeting of Shareholders of Sempra Energy, and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting.

This card also provides voting instructions for shares held in the Sempra Energy Direct Stock Purchase Plan and Employee Savings Plans of Sempra Energy and its subsidiaries, as described under “Voting Information” in the accompanying Proxy Statement.

Election of Directors, Nominees:

01. James G. Brocksmith, Jr.

02. Donald E. Felsinger

03. William D. Jones

04. William G. Ouchi

(Continued and to be signed on other side)

Telephone and Internet Voting Instructions

You can vote by telephone or Internet! Available 24 hours a day 7 days a week!

Your vote is important. Please vote immediately.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet	To vote by Mail

•      Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•      Follow the simple instructions provided by the recorded message.

	• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY • Enter the information requested on your computer screen and follow the simple instructions.	• Mark, Sign and date the proxy card. • Return the proxy card in the postage-paid envelope provided.

YOUR LOGIN VALIDATION DETAILS ARE LOCATED ON THE REVERSE OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING